Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2013

21ST CENTURY FOX REPORTS SECOND QUARTER TOTAL REVENUE OF $8.16 BILLION, A $1.06 BILLION OR 15% INCREASE OVER THE PRIOR YEAR QUARTER, AND TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION OF $1.54 BILLION

NEW YORK, NY, February 6, 2014 – Twenty-First Century Fox Inc. (“21st Century Fox” or the “Company” -- NASDAQ: FOXA, FOX; ASX: FOXLV, FOX) today reported $8.16 billion of total revenue for the three months ending December 31, 2013, a $1.06 billion or 15% increase over the $7.11 billion of revenue in the prior year quarter(1). The growth in revenue reflects a $605 million increase at the Direct Broadcast Satellite Television (“DBS”) segment, primarily related to the inclusion of Sky Deutschland AG (“Sky Deutschland”) revenue, and a $366 million or 14% increase at the Cable Network Programming segment, led by continued affiliate revenue growth.

The Company reported second quarter total segment operating income before depreciation and amortization (“OIBDA”)(2) of $1.54 billion, as compared to $1.61 billion reported a year ago, representing a 4% decline.  Despite OIBDA growth at the Cable Network Programming segment and lower corporate overhead expense in the Other, Corporate and Eliminations segment, OIBDA decreased primarily as a result of lower contributions from the Company’s Filmed Entertainment segment, as well as from the Television and DBS segments.

The Company reported quarterly income from continuing operations attributable to stockholders of $982 million ($0.43 per share), as compared to $1.06 billion ($0.45 per share) reported in the corresponding period of the prior year. Current year quarterly results included a $79 million increase in Depreciation and amortization expense principally resulting from the consolidation of Sky Deutschland, including the amortization of intangible assets resulting from the Company’s acquisition of a controlling ownership stake in this entity in January 2013. The current year quarterly results also included income in Other, net of $191 million, reflecting the gain on the sale of the Company’s ownership stake in Phoenix Satellite Television, as compared to income of $194 million in the corresponding period of the prior year driven by the gain on the acquisition of the additional ownership stake in ESPN Star Sports (“ESS”). Excluding the net income effects of Other, net, as well as Equity affiliate adjustments, including the exclusion of gains from the Company’s participation in British Sky Broadcasting’s (“BSkyB”) share repurchase program, second quarter adjusted earnings per share(3) was $0.33 versus the prior year quarter result of $0.35.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“In the fiscal second quarter, we continued to deliver top-line revenue growth across our businesses, including double-digit increases in affiliate fees and retransmission consent revenues as well as the inclusion of Sky Deutschland results.  Our quarterly OIBDA results also reflect the planned investments we are making in our core businesses to support long-term growth.  We remain confident that these investments, together with our demonstrated ability to consistently grow our revenues, will drive 21st Century Fox’s future profits and cash flow toward our targets and even better position the Company to benefit from the increasing global demand for premium content and channels.”

(1)

On June 28, 2013, the Company completed the separation of its businesses into two independent, publicly-traded companies (the “Separation”). The Company retained the media and entertainment businesses and the new News Corporation holds the Company’s former publishing, digital education and Australian media businesses. Historical results for periods prior to June 28, 2013 described in the press release have been adjusted to reflect the Separation.

(2)

Total segment operating income before depreciation and amortization (“OIBDA”) is a non-GAAP financial measure. See page 9 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from OIBDA to income from continuing operations before income tax expense.

(3)

See page 11 for a reconciliation of reported income and earnings per share from continuing operations attributable to stockholders to adjusted income and earnings per share from continuing operations attributable to stockholders.

        earnings Release for the Quarter ended DECEMBER 31, 2013

REVIEW OF SEGMENT OPERATING RESULTS

	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	US $ Millions
Revenues

Cable Network Programming	$2,964	$2,598	$5,774	$5,101
Television	1,630	1,543	2,678	2,515
Filmed Entertainment	2,477	2,324	4,597	4,261
Direct Broadcast Satellite Television	1,517	912	2,907	1,740
Other, Corporate and Eliminations	(425)	(270)	(732)	(507)
Total Revenues	$8,163	$7,107	$15,224	$13,110

Segment OIBDA

Cable Network Programming	$1,038	$1,014	$2,029	$2,029
Television	218	245	449	423
Filmed Entertainment	337	424	665	857
Direct Broadcast Satellite Television	30	55	220	150
Other, Corporate and Eliminations	(79)	(124)	(201)	(256)
Total Segment OIBDA	$1,544	$1,614	$3,162	$3,203

CABLE NETWORK PROGRAMMING

Cable Network Programming quarterly segment OIBDA increased 2% to $1.04 billion. Segment OIBDA growth was driven by a 14% revenue increase reflecting growth across nearly all of our networks, as well as the benefit from the consolidation of the newly acquired businesses, including ESS, Eredivisie Media & Marketing CV (“EMM”) and Sports Time Ohio.  This revenue growth was substantially offset by a 22% increase in expenses, reflecting the planned investments related to the launches of new channels, including Fox Sports 1, STAR Sports in India and FXX, the impact from the consolidation of the newly acquired businesses, as well as higher programming expenses at the Company’s regional sports networks (“RSNs”) due to additional National Hockey League (“NHL”) games this year as a result of the prior year’s lockout.  Segment OIBDA growth was also adversely impacted by 3% from foreign exchange rate fluctuations.

Domestic affiliate revenue grew 15% reflecting higher rates across all networks, led by growth at the RSNs and FX Network. The growth at the RSNs included the comparative benefits from the prior year NHL lockout and the inclusion of Sports Time Ohio which was acquired in December 2012. International affiliate revenue increased 22% reflecting strong local currency growth of 16% at the non-sports channels at the Fox International Channels (“FIC”) and STAR. The balance of the international growth was attributable to the local currency growth at the sports channels, partially offset by an 8% adverse impact from the strengthened U.S. dollar, primarily in Latin America and India.

Domestic advertising revenue grew 7% in the quarter over the prior year period driven by double-digit growth at the FX Networks, the Company’s national sports networks and RSNs.  The growth at the FX Networks and national sports networks included the impact of overall viewership increases from the launches of FXX and Fox Sports 1.  The increase at the RSNs reflects the greater number of NHL games in the quarter as a result of the prior year’s lockout. This growth was partially offset by lower advertising revenue at the Fox News Channel, due to the benefit in the prior year from the 2012 presidential election. International advertising revenue increased 9% due to strong local currency growth at the non-sports channels at FIC and STAR. The international growth attributable to local currency growth at the sports channels was offset by a 7% adverse impact from the strengthened U.S. dollar, primarily in Latin America and India.

OIBDA contributions from the domestic channels increased 6% from the corresponding period in the prior year, as strong OIBDA growth at the RSNs and FX Networks, and sustained growth at Fox News Channel and Fox Business Network was partially offset by the impact from the continued investments in the launch of Fox Sports 1 and FXX in the quarter. The Company’s international cable channels’ quarterly contributions decreased 12% from the same period a year ago reflecting the adverse impact from the strengthened U.S. dollar, primarily in Latin America and India.  Local currency quarterly OIBDA was consistent with that from the corresponding period of the prior year as strong growth at FIC was offset by investments supporting the launch of the STAR Sports channels in India.

        earnings Release for the Quarter ended DECEMBER 31, 2013

TELEVISION

Television reported quarterly segment OIBDA of $218 million, as compared to $245 million in the prior year quarter.  A 6% increase in revenue was driven by the continued growth of retransmission consent revenues.  Quarterly advertising revenues grew slightly from the corresponding period of the prior year as strong growth in sports advertising, driven by increased National Football League and Major League Baseball programming rates and ratings as well as the benefit from two additional World Series games, was substantially offset by lower political advertising at the TV stations and the impact from lower general entertainment ratings, led by declines at X Factor. The overall revenue increase was more than offset by higher expenses led by the increased investment in new scripted programming and higher sports costs resulting from two additional World Series games.

FILMED ENTERTAINMENT

Filmed Entertainment reported quarterly segment OIBDA of $337 million, as compared to $424 million reported in the same period a year ago. This result principally reflects lower film studio contributions attributable to the difficult comparisons to the successful worldwide theatrical performance of Taken 2 and the home entertainment performance of Ice Age: Continental Drift in the corresponding period of the prior year as well as higher theatrical release costs in the current year primarily related to the worldwide theatrical releases of The Secret Life of Walter Mitty and Walking with Dinosaurs in late December.  Current year quarterly results also reflect the worldwide theatrical release of The Counselor and the home entertainment performance of The Heat.   Quarterly revenue increased $153 million or 7% to $2.48 billion, primarily reflecting growth at the television production businesses, led by the syndication of Modern Family, higher revenues from Homeland and higher SVOD revenue led by The Killing.

DIRECT BROADCAST SATELLITE TELEVISION

DBS generated quarterly segment OIBDA of $30 million, compared to $55 million reported in the same period a year ago. The decrease was driven by the consolidation of Sky Deutschland OIBDA losses, following the Company’s acquisition of a controlling ownership stake in January 2013.  The inclusion of Sky Deutschland results more than offset improved results at SKY Italia resulting from marketing and operating cost reductions. Revenue increased $605 million versus the same period a year ago principally reflecting the inclusion of Sky Deutschland revenue. Sky Deutschland grew net direct subscribers by approximately 138,000 during the quarter, bringing total direct subscribers to 3.67 million. At SKY Italia, quarterly local currency revenue was consistent with the corresponding period of the prior year. SKY Italia maintained its subscriber base during the quarter, with total subscribers at 4.76 million.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

The Company’s share of equity earnings (losses) of affiliates is as follows:

		3 Months Ended		6 Months Ended
		December 31,		December 31,
	% Owned	2013	2012	2013	2012

BSkyB	39%(1)	$184	$298	$276	$507
Other affiliates	Various(2)	(16)	(127)	(16)	(207)
Total equity earnings of affiliates		$168	$171	$260	$300

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Yankees Entertainment and Sports Network (“YES Network”), Hulu and STAR equity affiliates, as well as Sky Deutschland through December 2012.

Quarterly earnings from affiliates were $168 million as compared to $171 million in the same period a year ago. The decreased contributions from affiliates are primarily due to lower contributions from BSkyB, including the impact of the Company’s pre-tax gain related to its participation in BSkyB’s share repurchase which declined from $131 million in the corresponding period of the prior year to $48 million in the current quarter. This decrease was partially offset by the absence of Sky Deutschland operating losses resulting from its consolidation in January 2013, as well as improved contributions from other affiliates, including the YES Network and Hulu.

        earnings Release for the Quarter ended DECEMBER 31, 2013

OTHER ITEMS

Share repurchases

On August 8, 2013, 21st Century Fox announced that its Board of Directors authorized the repurchase of $4 billion of Class A Common Stock, excluding commissions, which replaced the remaining authorized amount under the stock repurchase program. Since the commencement of the current stock repurchase program in August 2011 through February 5, 2014, the Company has purchased nearly $8.9 billion of Class A common stock, at an average price of $21.71 per share. As a result of the stock repurchase program, diluted weighted Class A shares outstanding of 2,283 million in this year’s quarter declined 3% from 2,346 million in the same period a year ago.

Proposed Delisting from the Australian Securities Exchange

On February 5, 2014, the Company filed with the U.S. Securities and Exchange Commission a definitive proxy statement for a special meeting of the Company’s stockholders to approve the Company making a request for removal of its full foreign listing from the Australian Securities Exchange (the “ASX”). The special meeting of stockholders will be held on March 21, 2014 and if approved by stockholders and subsequently by the ASX, delisting from the ASX is expected to occur on or about May 8, 2014.  Following the removal of the Company’s listing from the ASX, all of 21st Century Fox’s Class A and Class B Common Stock would be listed solely on the NASDAQ Global Select Market.  There can be no assurances given that the delisting from the ASX as described will occur.

Acquisition of additional stake in YES Network

In January 2014, the Company entered into an agreement to acquire an additional 31% interest in the YES Network for approximately $680 million and to fund approximately $160 million of additional upfront costs on behalf of YES Network.   The acquisition is expected to close by the end of March 2014, subject to regulatory and other requisite approvals.   As a result of the acquisition, the Company will consolidate the balance sheet and operating results of the YES Network from the closing date, including approximately $1.7 billion in debt, as it will have an 80% controlling interest.

Dividends

The Company has declared a dividend of $0.125 per Class A and Class B share. This dividend is payable on April 16, 2014 with a record date for determining dividend entitlements of March 12, 2014.

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the second quarter results can be heard live on the Internet at 8:30 a.m. Eastern Standard Time today. To listen to the call, visit http://www.21cf.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092	310-369-0773
Joe Dorrego, Investor Relations	Nathaniel Brown, Press Inquiries
212-852-7856	212-852-7746

        earnings Release for the Quarter ended DECEMBER 31, 2013

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	US $ Millions (except share related amounts)

Revenues	$8,163	$7,107	$15,224	$13,110

Operating expenses	(5,551)	(4,518)	(9,998)	(8,033)
Selling, general and administrative expenses	(1,086)	(998)	(2,104)	(1,918)
Depreciation and amortization	(260)	(181)	(573)	(355)
Impairment charges	-	-	-	(35)
Equity earnings of affiliates	168	171	260	300
Interest expense, net	(274)	(264)	(546)	(525)
Interest income	7	16	15	31
Other, net	191	194	156	1,563
Income from continuing operations before income tax expense	1,358	1,527	2,434	4,138
Income tax expense	(360)	(405)	(660)	(709)
Income from continuing operations	998	1,122	1,774	3,429
Income on discontinued operations, net of tax	225	1,324	712	1,304
Net Income	$1,223	$2,446	$2,486	$4,733
Less: Net income attributable to noncontrolling interests	(16)	(65)	(24)	(119)
Net income attributable to Twenty-First Century Fox, Inc. stockholders	$1,207	2,381	$2,462	$4,614

Weighted average shares:	2,283	2,346	2,296	2,358

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.43	$0.45	$0.76	$1.40

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.53	$1.01	$1.07	$1.96

        earnings Release for the Quarter ended DECEMBER 31, 2013

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2013	2013
Assets:	US $ Millions
Current assets:
Cash and cash equivalents	$6,345	$6,659
Receivables, net	6,424	5,459
Inventories, net	3,316	2,784
Other	636	665
Total current assets	16,721	15,567

Non-current assets:
Receivables	418	437
Investments	3,590	3,704
Inventories, net	5,964	5,371
Property, plant and equipment, net	2,866	2,829
Intangible assets, net	6,566	5,064
Goodwill	16,554	17,255
Other non-current assets	607	717
Total assets	$53,286	$50,944

Liabilities and Equity:
Current liabilities:
Borrowings	$884	$137
Accounts payable, accrued expenses and other current liabilities	4,454	4,434
Participations, residuals and royalties payable	1,792	1,663
Program rights payable	1,622	1,524
Deferred revenue	732	677
Total current liabilities	9,484	8,435

Non-current liabilities:
Borrowings	16,588	16,321
Other liabilities	3,288	3,264
Deferred income taxes	2,605	2,280
Redeemable noncontrolling interests	521	519
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	15	15
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	15,386	15,840
Retained earnings and accumulated other comprehensive income	2,240	1,135
Total Twenty-First Century Fox, Inc. stockholders' equity	17,649	16,998
Noncontrolling interests	3,151	3,127
Total equity	20,800	20,125
Total liabilities and equity	$53,286	$50,944

        earnings Release for the Quarter ended DECEMBER 31, 2013

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2013	2012
	US $ Millions
Operating activities:
Net Income	$2,486	$4,733
Less: Income on discontinued operations, net of tax	712	1,304
Income from continuing operations	1,774	3,429
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	573	355
Amortization of cable distribution investments	40	44
Equity earnings of affiliates	(260)	(300)
Cash distributions received from affiliates	221	188
Impairment charges	-	35
Other, net	(156)	(1,563)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(819)	(798)
Inventories, net	(1,074)	(931)
Accounts payable and other liabilities	249	533
Net cash provided by operating activities from continuing operations	548	992

Investing activities:
Property, plant and equipment	(329)	(229)
Acquisitions, net of cash acquired	(12)	(676)
Investments in equity affiliates	(101)	(608)
Other investments	(26)	(46)
Proceeds from dispositions	223	1,833
Net cash (used in) provided by investing activities from continuing operations	(245)	274

Financing activities:
Borrowings	987	987
Issuance of shares	66	139
Repurchase of shares	(1,735)	(1,434)
Dividends paid	(397)	(286)
Purchase of subsidiary shares from noncontrolling interests	(75)	-
Sale of subsidiary shares to noncontrolling interests	-	8
Distribution to News Corporation	(10)	-
Net cash used in financing activities from continuing operations	(1,164)	(586)

Net increase (decrease) in cash and cash equivalents from discontinued operations	495	(2,545)

Net decrease in cash and cash equivalents	(366)	(1,865)
Cash and cash equivalents, beginning of year	6,659	9,626
Exchange movement on opening cash balance	52	45
Cash and cash equivalents, end of period	$6,345	$7,806

        earnings Release for the Quarter ended DECEMBER 31, 2013

SEGMENT INFORMATION

	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	US $ Millions
Revenues

Cable Network Programming	$2,964	$2,598	$5,774	$5,101
Television	1,630	1,543	2,678	2,515
Filmed Entertainment	2,477	2,324	4,597	4,261
Direct Broadcast Satellite Television	1,517	912	2,907	1,740
Other, Corporate and Eliminations	(425)	(270)	(732)	(507)
Total Revenues	$8,163	$7,107	$15,224	$13,110

Segment OIBDA

Cable Network Programming	$1,038	$1,014	$2,029	$2,029
Television	218	245	449	423
Filmed Entertainment	337	424	665	857
Direct Broadcast Satellite Television	30	55	220	150
Other, Corporate and Eliminations	(79)	(124)	(201)	(256)
Total Segment OIBDA	$1,544	$1,614	$3,162	$3,203

Depreciation and Amortization

Cable Network Programming	$49	$46	$99	$87
Television	25	21	49	43
Filmed Entertainment	33	33	65	66
Direct Broadcast Satellite Television	149	75	352	147
Other, Corporate and Eliminations	4	6	8	12
Total Depreciation and Amortization *	$260	$181	$573	$355
*

The three months ended December 31, 2013 and 2012 include the amortization of definite lived intangible assets of $79 million and $39 million, respectively. The six months ended December 31, 2013 and 2012 include the amortization of definite lived intangible assets of $218 million and $74 million, respectively. These amounts principally reflect purchase price amortization related to acquisitions.

CONSOLIDATED REVENUES BY COMPONENT

	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	US $ Millions

Affiliate Fees	$2,119	$1,779	$4,221	$3,527
Subscription	1,366	818	2,671	1,598
Advertising	2,385	2,314	4,050	3,897
Content	2,156	2,104	4,068	3,880
Other	137	92	214	208
Total Revenues	$8,163	$7,107	$15,224	$13,110

        earnings Release for the Quarter ended DECEMBER 31, 2013

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Impairment charges, discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

The following tables reconcile revenues to segment OIBDA and from OIBDA to Income from continuing operations before income tax expense:

	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	US $ Millions

Revenues	$8,163	$7,107	$15,224	$13,110
Operating expenses	(5,551)	(4,518)	(9,998)	(8,033)
Selling, general and administrative expenses	(1,086)	(998)	(2,104)	(1,918)
Add: Amortization of cable distribution investments	18	23	40	44
Total Segment OIBDA	1,544	1,614	3,162	3,203
Amortization of cable distribution investments	(18)	(23)	(40)	(44)
Depreciation and amortization	(260)	(181)	(573)	(355)
Impairment charges	-	-	-	(35)
Equity earnings of affiliates	168	171	260	300
Interest expense, net	(274)	(264)	(546)	(525)
Interest income	7	16	15	31
Other, net	191	194	156	1,563
Income from continuing operations before income tax expense	$1,358	$1,527	$2,434	$4,138

        earnings Release for the Quarter ended DECEMBER 31, 2013

	3 Months Ended December 31, 2013
	(US $ Millions)
		Operating and	Add: Amortization
		Selling, general	of cable
		and administrative	distribution
	Revenues	expenses	investments	Segment OIBDA
Cable Network Programming	$2,964	$(1,944)	$18	$1,038
Television	1,630	(1,412)	-	218
Filmed Entertainment	2,477	(2,140)	-	337
Direct Broadcast Satellite Television	1,517	(1,487)	-	30
Other, Corporate and Eliminations	(425)	346	-	(79)
Consolidated Total	$8,163	$(6,637)	$18	$1,544

	3 Months Ended December 31, 2012
	(US $ Millions)
		Operating and	Add: Amortization
		Selling, general	of cable
		and administrative	distribution
	Revenues	expenses	investments	Segment OIBDA
Cable Network Programming	$2,598	$(1,607)	$23	$1,014
Television	1,543	(1,298)	-	245
Filmed Entertainment	2,324	(1,900)	-	424
Direct Broadcast Satellite Television	912	(857)	-	55
Other, Corporate and Eliminations	(270)	146	-	(124)
Consolidated Total	$7,107	$(5,516)	$23	$1,614

	6 Months Ended December 31, 2013
	(US $ Millions)
		Operating and	Add: Amortization
		Selling, general	of cable
		and administrative	distribution
	Revenues	expenses	investments	Segment OIBDA
Cable Network Programming	$5,774	$(3,785)	40	$2,029
Television	2,678	(2,229)	-	449
Filmed Entertainment	4,597	(3,932)	-	665
Direct Broadcast Satellite Television	2,907	(2,687)	-	220
Other, Corporate and Eliminations	(732)	531	-	(201)
Consolidated Total	$15,224	$(12,102)	$40	$3,162

	6 Months Ended December 31, 2012
	(US $ Millions)
		Operating and	Add: Amortization
		Selling, general	of cable
		and administrative	distribution
	Revenues	expenses	investments	Segment OIBDA
Cable Network Programming	$5,101	$(3,116)	$44	$2,029
Television	2,515	(2,092)	-	423
Filmed Entertainment	4,261	(3,404)	-	857
Direct Broadcast Satellite Television	1,740	(1,590)	-	150
Other, Corporate and Eliminations	(507)	251	-	(256)
Consolidated Total	$13,110	$(9,951)	$44	$3,203

        earnings Release for the Quarter ended DECEMBER 31, 2013

NOTE 2 – ADJUSTED INCOME AND EPS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO STOCKHOLDERS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to stockholders excluding Equity affiliate adjustments and “Other, net”, net of tax (“adjusted income and diluted EPS from continuing operations attributable to stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following tables reconcile reported income and reported diluted EPS from continuing operations attributable to stockholders to adjusted income and diluted EPS from continuing operations attributable to stockholders for the three months ended December 31, 2013 and 2012.

	3 Months Ended
	December 31, 2013		December 31, 2012
	Income	EPS	Income	EPS
	(in US$ millions, except per share data)
Income from continuing operations	$998		$1,122
Less: Net income attributable to noncontrolling interests	(16)		(65)
Income from continuing operations attributable to stockholders	$982	$0.43	$1,057	$0.45
Equity affiliate adjustments (net of provision for income taxes of -$16 and -$5 for the three months ended December 31, 2013 and 2012, respectively)(a)	(32)	(0.01)	(69)	(0.03)
Other, net (net of provision for income taxes of $3 and -$25 for the three months ended December 31, 2013 and 2012)	(194)	(0.08)	(169)	(0.07)
Rounding	-	(0.01)	-	-
As adjusted	$756	$0.33	$819	$0.35
(a)

Equity earnings of affiliates for the three months ended December 31, 2013 and 2012 was adjusted to exclude from BSkyB results 21st Century Fox’s gain on the BSkyB repurchase program. The three months ended December 31, 2012 were also adjusted to exclude from Hulu results one-time costs resulting from its purchase of the Providence Equity Partners’ ownership stake.